Exhibit 99.2


ADVANCE NANOTECH NAMES THOMAS FINN CFO

Former Financial Controller for Advance Nanotech Appointed to New Position

New York City, October 20, 2005 -- Advance Nanotech, Inc., the premier provider of financing and support services to drive the commercialization of nanotechnology discoveries, today announced the appointment of Thomas Finn to the position of Chief Financial Officer. Mr. Finn was formerly Financial Controller of Advance Nanotech, where he was responsible for monitoring financial reporting and accounting controls for the company. As CFO, he will be responsible for designing and implementing the financial reporting infrastructure, policies and procedures for the company. Mr. Finn replaces Linden Boyne, who retires from the firm at the end of October.

"Thomas' performance with Advance Nanotech to date has been instrumental to our growth," said Magnus Gittins, CEO of Advance Nanotech. "He is a valued member of our team, and his expertise in internal auditing and compliance issues is extremely valuable. Thomas' experience and talent makes him the right person for the office of CFO of Advance Nanotech."

Mr. Finn has more than 15 years of financial management experience in accounting, auditing and systems design. He has worked for IBM Corporation, Purdue Pharma and a variety of start-up companies in such management capacities as accountant, auditor, controller and CFO. His focus has been on financial analysis, management reporting and operating controls. Mr. Finn holds a Bachelor of Business Administration in Finance from the University of Massachusetts at Amherst and a Masters of Business Administration in International Business from the Helsinki School of Economics in Helsinki, Finland. He is a member of the Institute of Management Accountants.

Advance Nanotech is currently funding more than 20 portfolio companies in the electronics, biopharma and materials industries. The firm provides services ranging from funding, to human capital and research equipment essential to ensuring that the most promising companies can accelerate the path to rapid commercialization. In this way, investor exposure to any particular technology is mitigated with Advance Nanotech retaining the option to increase investment in those technologies that successfully mature.

About Advance Nanotech, Inc.

Advance Nanotech Inc. is dedicated to ensuring nanotechnology discoveries reach maximum market potential through successful commercialization. Advance is the trusted guide to commercial success for nanotech entrepreneurs spanning the globe, partnering with leading universities to provide scientists and researchers with mission critical infrastructure support to transform their discoveries to marketable solutions. The organization provides a range of services and support including financing, leadership assets and counsel on intellectual property, licensing and regulatory issues. With a portfolio of 20 companies developing technologies which offer potentially breakthrough nanotechnology discoveries in the electronics, biopharma and materials sectors, Advance's goal is to transform the potential for nanotechnology discoveries into innovative products that further evolve existing industries and enable new markets.


Public Relations:

RJ Bardsley
Racepoint Group
Tel: +1 781 487 4616
Email: rbardsley@racepointgroup.com


Investor Relations Contact:

Cormac Glynn
CEOCast
Tel: +1 212 732 4300
Email: cglynn@ceocast.com